MERRILL LYNCH MUNICIPAL BOND FUND, INC.

NATIONAL PORTFOLIO

SERIES NO. 1

FILE # 811-2688

ATTACHMENT 77O

TRADE DATE	DESCRIPTION OF SECURITY	ISSUE SIZE	AMOUNT PURCHASED	LIST OF UNDERWRITERS
2/3/2006	Los Angeles Calif. Wastewater System 5% 7/1/40	241,080,000	4,000,000	Merrill Lynch Lehman Brothers Siebert Brandford Shank E.J. De La Rosa Goldman Sachs JP Morgan
3/3/2006	Massachusetts St Wtr Res	486,320,000	12,650,000	Citigroup Global Bear Stearns Goldman Sachs JP Morgan UBS Securities First Albany Capital Lehman Brothers Merrill Lynch Morgan Stanley Raymond James